                               SERVICES AGREEMENT


This agreement ("Agreement") is made as of the 15th day of July, 1999 by and between RETAIL DISTRIBUTORS, INC., a Delaware corporation ("RDI"), and SHARED TECHNOLOGIES CELLULAR, INC., a Delaware corporation ("STC").

                                    RECITALS:

WHEREAS, RDI has agreed to provide to STC certain services relating to the marketing and distribution of STC's cellular services and products, and such other services as set forth herein, and STC has agreed to retain RDI to provide such services, in accordance with the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Term and Termination. This Agreement shall have a term commencing as of the date hereof and expiring March 31, 2001. This Agreement may be terminated by either party by reason of the other party's default, in accordance with the provisions of Section 8 hereof, and is subject to termination pursuant to
Section 19.

2. The Services.

Description of Services. The services (collectively referred to herein as the "Services") to be provided by RDI to STC hereunder shall consist of the following. RDI shall assist STC in the marketing, sale and distribution of STC's prepaid cellular products and services, including, without limitation, those sold through STC's CellEase(R) private label program and through MCI WorldCom, ("Prepaid Services"). The Services shall further include, without limitation, preparation and delivery of marketing presentations to retailers, assistance in media (i.e. advertising) planning, media purchasing and media reporting for Prepaid Services, training of sales personnel of STC and its business partners (including, without limitation, MCI WorldCom), and other activities reasonably related to the marketing, sale and distribution of Prepaid Services, and, to a lesser degree, STC's other products and services. The Services also shall include RDI providing its commercially reasonable efforts to assist STC in the collection of all accounts receivable open on the books of STC as of January 31, 1999 from all sales of Prepaid Services (the "Accounts Receivable"). All Services shall be provided in accordance with STC's instructions and requirements, as reasonably provided by STC to RDI from time to time.

3. Expenses. For so long as RDI is providing Services pursuant to this Agreement, STC agrees to pay to RDI the following monthly fixed expense reimbursements, payable at the end of each month, subject to pro ration for any partial months and subject to STC's right of set off pursuant to section 3(d) below:


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a. $90,000 per month, for the period of February 8, 1999 through September 30,
1999;

b. $65,000 per month, for the period of October 1, 1999 through December 31, 1999; and

c. $40,000 per month, for the period of January 1, 2000 through December 31, 2000.

d. STI shall have a right of set off with respect to its payment obligations set forth in this Section 3, as against the payment obligations owing by RDI to STC pursuant to that certain Secured Promissory Note dated February 16, 1999 in the principal amount of $500,000 made by RDI and given to STC (the "Note"), as such Note obligations become due and only up to the amount of the payment obligations then due under the Note.

e. In no event shall RDI's reasonable actual costs and expenses incurred in providing the Services exceed the amounts payable pursuant to this Section 3.

4. Compensation Payable to RDI. RDI shall receive the following compensation for providing the Services during the term of this Agreement, pursuant to the terms hereof. All payments to RDI pursuant to this Section 4 shall be made by wire transfer.

a. Fees Based on Revenue Sharing. STC agrees to pay to RDI monthly fees based on all of STC's monthly collected revenues from retail sales, during the periods set forth below, of Prepaid Services through all of its distribution channels (including, without limitation, MCI WorldCom) on all such sales during the time period set forth below ("Collected Revenues"), as follows:

         (i) During the period of February 8, 1999 through September 30, 1999, RDI shall be entitled to receive fees in an amount equal to one percent (1%) of Collected Revenues for each month during such period;

         (ii) During the period of October 1, 1999 through December 31, 1999, RDI shall be entitled to receive fees in an amount equal to three-quarters of one percent (0.75%) of Collected Revenues for each month during such period; and

         (iii) During the period of January 1, 2000 through December 31, 2000, RDI shall be entitled to receive fees in an amount equal to one-half of one percent (0.5%) of Collected Revenues for each month during such period.

         (iv) The amounts payable pursuant to Sections 4(a)(i), (ii) and (iii) above shall be payable on or before the 15th day of the month following the month in which such fees accrue. All such payments shall be subject to pro ration for any partial months.

(b) Fee Based on Retail Locations. STC agrees to pay to RDI a one-time fee in an amount equal to $20 multiplied by the number of retail locations that are active or authorized distributors of Prepaid Services as of April 30, 1999 ("Retail Location Fees"), regardless of whether such distributors are obtained directly by STC or through the efforts of MCI WorldCom,

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RCI or any third party. For purposes of this Section 4(b), The Home Shopping
Network shall count as 2,300 retail locations. Such fee shall be payable to RDI on or before May 15, 1999.

(c) Fees Based on Phone Orders. STC agrees to pay to RDI weekly fees based on the number of phone orders received by STC for the period commencing as of the date hereof through April 30, 1999, as follows. A phone order refers to a bona fide order for a phone that utilizes Prepaid Services which is received by STC or any of its distributors, including, without limitation, MCI WorldCom, from the date hereof through April 30, 1999 (a "Phone Order"). Such fees ("Phone Order Fees") shall be payable to RDI on the Tuesday following the week in which such fee accrues. The amount of such Phone Order Fees shall be determined, in part, by the attainment of the following $2 Million Threshold. As used herein, the term $2 Million Threshold shall mean the sum of all Collection Fees, Retail Location Fees and Phone Order Fees accrued pursuant to this Agreement. At any time prior to the attainment of the $2 Million Threshold, RDI shall receive Phone Order Fees in the amount of $5 for each Phone Order and an additional $5 at such time as the phone relating to such Phone Order is actually shipped to the end user. At such time as the $2 Million Threshold is reached, Phone Order Fees, Collection Fees and Retail Location Fees shall cease to accrue.

(d) Fees Based on Collection of Accounts Receivable. STC agrees to pay to RDI fees in an amount equal to one-half (1/2) of all Accounts Receivable, as that term is defined in Section 2 above, that are collected by STC each month during the term hereof ("Collection Fees"). Such fees shall be payable to RDI on or before the 15th of the month following the month in which any such Accounts Receivable are collected by STC. The terms Accounts Receivable and Collected Revenues (see Section 4(a)) are mutually exclusive.

(e) Form of Payment. At the option of STC, compensation payable to RDI pursuant to Sections 4(b)and (c) above shall be payable in either cash or in shares of STC's voting common stock, $.01 par value ("STC Stock"), as follows. For valuation purposes, in the event that STC elects to pay such fees in STC Stock, such shares shall be valued based on the average of the closing price of STC common stock, as reported by Nasdaq, for the 22 consecutive trading days immediately prior to the date of this Agreement. Fractional shares shall be rounded to the nearest whole number. Any such issuance of STC Stock shall constitute a private placement, subject to applicable law and appropriate documentation. Any shares of STC Stock issued pursuant to this Section 4(e) shall receive the registration rights set forth in the Registration Rights Agreement entered into on or about the date hereof between RDI and STC.

(f). Warrants. During the term of this Agreement, RDI shall be eligible to receive warrants for the purchase of shares of STC Stock ("Warrants"), as follows. All Warrants issuable pursuant to this Section 4(f) shall be issuable only if the applicable quarterly target is achieved as of the applicable date, except that with respect to the quarterly targets for 1999 the achievement of each such 1999 quarterly target shall be pro rated if, and only if, at least 75% of the target is achieved. For example, if as of December 31, 1999 the Number of Lines is 250,000 (i.e. 83.3% of the target of 300,000), then STC shall issue a warrant for the purchase of 62,500 shares of STC Stock (i.e. 83.3% x 75,000 = 62,500). All Warrants shall have a term of three (3) years from their date of issuance and shall have basic anti-dilution protection for stock splits, etc. Warrant certificates shall

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be delivered to RDI within thirty (30) days of becoming issuable, and shall be issued in the form of warrant certificate attached hereto as Exhibit A.

        (i) Warrants Based on STC Sales. RDI shall be eligible to receive Warrants based on the attainment by STC of the following sales targets for Prepaid Services. Such sales targets shall be computed on a net basis. In other words, the measure for the Number of Stores shall be the total number of retail locations offering Prepaid Services as of the applicable quarterly date, and the measure for the Number of Lines shall be based on active MINs for end users of Prepaid Services as of the applicable quarterly date. Sales targets for the first year of the term hereof are as follows:

                     7/31/99           9/30/99           12/31/99        3/31/00
Number of Stores      10,000            20,000             25,000         30,000
Number of Lines      100,000           175,000            300,000        350,000

                  (A) Number of Stores. For each quarter, as set forth in
Section 4(f)(i) above, for which STC attains the applicable sales target for Number of Stores, RDI shall receive a warrant to purchase 75,000 shares of STC common stock at an exercise price per share equal to the exercise price for the corresponding quarter, as listed in the following table:

                    7/31/99         9/30/99           12/31/99         3/31/00
Exercise Price        $9.00          $10.00             $11.00          $12.00

                  (B) Number of Lines: Year One. For each quarter, as set forth in Section 4(f)(i) above, for which STC attains the applicable sales target for Number of Lines, RDI shall receive a warrant to purchase 75,000 shares of STC Stock at an exercise price per share equal to the exercise price for the corresponding quarter, as listed in the table set forth in Section 4(f)(i)(A) above.

                  (C) Number of Lines: Year Two. For each quarter, as set forth in the table below, for which STC attains the applicable sales target for Number of Lines, RDI shall receive a warrant to purchase 100,000 shares of STC Stock at an exercise price of $14 per share.

                        6/30/00          9/30/00           12/31/00      3/31/01
Number of Lines         400,000          450,000            500,000      550,000

       (ii) Warrants Based on Success of Television Ads. During the period of April 1, 1999 through March 31, 2000, RDI shall be eligible to receive Warrants based on the success of television advertisements for Prepaid Services in generating calls from customers, as follows. For each of the months during such period, RDI shall receive a warrant for the purchase of 25,000 shares of STC Stock if STC achieves a ratio of calls-to-advertising dollars spent of at least 20,000 calls for each $100,000 of television advertising purchased by either STC, MCI WorldCom or Tradwells or on their behalf, as the case may be, for Prepaid Services during such month. Advertising expenditures shall be supported by appropriate affidavits confirming such expenditures. Such Warrants shall have an exercise price of $14 per share.


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5.          Confidential Information.

(a) Information. RDI, Ray J. Wysocki, Victor Grillo, Sr. and Christine McCartney (such individuals hereinafter referred to as the "Restricted Individuals") acknowledge and agree that all non-public information relating to STC's customers, prospective customers, distributors, prospective distributors, carriers, suppliers and other business partners, trade secrets, business plans, sales and marketing strategies, contracts, technologies and processes, software, products, services, product development activities, procurement and sales records, promotion and pricing information, financial data, and other proprietary data and information of STC, whether known to RCI prior to or during the term of this Agreement (collectively, "Confidential Information") are valuable, special and unique assets of STC. Confidential Information shall not include information in the public domain, information independently developed by RDI, and information properly obtained by RDI from a third-party not bound by confidentiality obligations. RDI and the Restricted Individuals acknowledge that their access to and knowledge of the Confidential Information is essential to the performance of RDI's duties for STC. RDI and the Restricted Individuals represent and agree that, except as specifically authorized in writing by STC or in connection with the performance of its duties hereunder, RDI and the Restricted Individuals will not, either during or after the term hereof (i) disclose any Confidential Information to any person or entity for any purpose whatsoever, or (ii) make use of any Confidential Information for its own purposes or for the benefit of any other person or entity, other than STC. RDI and the Restricted Individuals acknowledge that all Confidential Information will at all times be subject to the control of STC, and RDI and the Restricted Individuals agree to surrender and return the same to STC upon request of STC, and in any event will surrender and return such no later than the termination of this Agreement for any reason. The obligations of this Section 5(a) shall survive the termination of this Agreement, except as limited by Section 7(b) below.

b. Work Product, etc. RDI and the Restricted Individuals hereby assign, transfer and convey to STC all of their right, title and interest to all work products generated by RDI and/or the Restricted Individuals in connection with this Agreement, including, without limitation, all sales, marketing, advertising and distribution plans and material, conceived or developed solely, or jointly with others by RDI and/or the Restricted Individuals during the term hereof (a) which relate directly or indirectly to the business of STC; or (b) which result from any work performed or managed by RDI and/or the Restricted Individuals for STC. The obligations of RDI and the Restricted Individuals under this Section 5(b) shall survive the termination of this Agreement, except as limited by Section 7(b) below.

6. Restrictive Covenant.

During the term hereof and for a period of one (1) year thereafter, except as limited by Section 7(b) hereof, and only if and so long as STC is in material compliance with it obligations hereunder (giving effect to any applicable cure period with respect to any default by STC), RDI and the Restricted Individuals shall not directly or indirectly:

(a) conduct or assist others in conducting or be involved or interested in any manner in any business relating to the provision of prepaid cellular products or services or the rental of cellular phones within the United States;

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(b) recruit, solicit or hire, or assist any other person or party in recruiting, soliciting or hiring any Employee (as hereinafter defined), or induce or attempt to induce or assist any other person or entity in inducing or attempting to induce any Employee to terminate or alter its relationship with STC
(collectively "Recruiting Activity"). For the purposes of this Section 6(b), the term "Employee" shall mean any person who is, or within the six (6) month period preceding the date of any such Recruiting Activity was, an employee or consultant of STC or of an STC subsidiary or affiliate; or

(c) solicit any Customer (as hereinafter defined), or induce, attempt to induce or assist any other person or entity in inducing or attempting to induce any Customer to discontinue or alter its relationship with STC (collectively "Solicitation Activity"). For the purposes of this Section 6(c), the term "Customer" shall mean any individual, firm, partnership, corporation or other entity which is, or within the twelve (12) month period immediately preceding the date of such Solicitation Activity was, a customer, distributor, dealer, telecommunications carrier, or sales agent of STC. It is understood and agreed that the business(es) of STC are national in scope, and that the geographical scope of the covenants set forth in this Section 6 is therefore appropriate. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE SCOPE OF EACH OF THE COVENANTS CONTAINED IN THIS SECTION 6 ARE REASONABLE AS TO TIME, AFFECTED PERSONS, SCOPE OF ACTIVITIES AND GEOGRAPHIC AREA AND ARE NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF STC. It is further agreed that such covenants will be regarded as divisible and if any such covenant is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, or geographic area as to which it may be enforceable. The provisions of this Section 6 shall survive the termination of this Agreement.

7.       Equitable Remedies.

(a) It is hereby acknowledged that a violation of any of the provisions set forth in Sections 5 or 6 of this Agreement is likely to result in irreparable harm to STC. Therefore, in the event of any such violation, STC shall be entitled to injunctive relief, which shall be in addition to any and all remedies otherwise available at law. For purposes of Sections 5, 6 and 7 hereof, references to STC are deemed to include STC's affiliates, with the term "affiliates" defined as any entity which controls STC, is controlled by STC or with which STC is under common control.

(b) Notwithstanding anything else contained in this Agreement, Sections 5, 6 and 7 hereof shall not survive the expiration of this Agreement in the event that either (i) STC and RDI fail to negotiate a mutually agreeable renewal of this Agreement, or (ii) STC elects not to pay to RDI a noncompete payment of $100,000 per month for the twelve (12) months following the expiration of the term hereof.

8.         Termination.

(a) Termination by STC. STC shall have the right to terminate this Agreement in the event that RDI (i) materially defaults on any of its obligations hereunder, and such default continues uncured

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for more than thirty (30) business days following RDI's receipt of notice thereof, except that RDI shall not be entitled to any cure period in the event of more than three (3) defaults within any period of twelve (12) consecutive months; (ii) becomes insolvent or has filed against it (voluntarily or involuntarily) a petition for bankruptcy under federal or state bankruptcy laws and such petition is not removed within 30 days of being filed; (iii) materially breaches any of the covenants set forth in Sections 5 and 6 hereof; or (iv) in the event of a material default, that goes uncured beyond the applicable cure period, by RDI pursuant to the terms of a consulting agreement between RDI and Retail Cellular, Inc. entered into on or about the date hereof.

(b) Termination by RDI. RDI shall have the right to terminate this Agreement in the event that STC (i) materially defaults on any of its obligations hereunder, and such default continues uncured for more than thirty (30) business days following STC's receipt of notice thereof, except that STC shall not be entitled to any cure period in the event of more than three (3) defaults within any period of twelve (12) consecutive months; or (ii) becomes insolvent or has filed against it (voluntarily or involuntarily) a petition for bankruptcy under federal or state bankruptcy laws and such petition is not removed within 30 days of being filed.

9. Audit Rights of RDI RDI shall have the right to audit STC's records relating to the determination of compensation payable to RDI pursuant to Section 4 of this Agreement, limited to no more than two (2) such audits per year. RDI shall provide ten (10) days' notice of its desire to conduct such an audit, and shall bear all of its own expenses associated therewith, except in the event that such an audit reveals an error of more than five (5%) in the computation of any month's aggregate compensation payments, then STC shall reimburse RDI for its reasonable out-of-pocket expenses incurred with respect to such audit.

10.      Indemnification.

a. Indemnification by STC. STC agrees to indemnify, defend and hold harmless RDI, its subsidiaries and affiliates, and its and their respective officers, directors, employees, agents, subsidiaries and affiliates, from and against any and all actions, suits, proceedings, claims, demands, assessments, judgments, liabilities, loss, damages, costs or expenses, including, without limitation, RDI's reasonable attorneys' fees and disbursements (collectively, "Claims") and arising out of any material breach of this Agreement by STC or the negligence or misconduct of STI in connection with this Agreement.

b. Indemnification by RDI. RDI agrees to indemnify, defend and hold harmless STC, its subsidiaries and affiliates, and its and their respective officers, directors, employees, agents, subsidiaries and affiliates, from and against any and all Claims arising out of any material breach of this Agreement by RDI or the negligence or misconduct of RDI in connection with this Agreement.

11. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be delivered by hand or sent by certified mail or reputable overnight courier, postage or charges prepaid, addressed as follows:


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         If to STC:                 Shared Technologies Cellular, Inc.
                                    100 Great Meadow Road, Suite 104
                                    Wethersfield, CT 06109
                                    Attn: Legal Department

         If to RDI:                 Beth Geller, Esq.
                                    DTR Associates Limited Partnership
                                    150 E. Palmetto Park Road, Suite 700
                                    Boca Raton, FL  33432

or such other address as shall be furnished in writing by any party in accordance with this Section 11 and any such notice or communication shall be deemed effective as of the date so given.

12. Entire Agreement. This Agreement, including all schedules and exhibits, sets forth the entire understanding between the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understandings and agreements relating to the subject matter contained herein.

13. Amendments. This Agreement and any provision contained herein may not be amended, waived or discharged except by a written instrument signed by the party to be bound thereby.

14. Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same Agreement and shall be effective when one or more counterparts have been signed by each of the parties it being understood that all parties need not sign the same counterpart.

15. Assignment. Neither party may assign this Agreement to any third party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. This Agreement shall be valid and binding upon all heirs, successors and permitted transferees or assigns of the parties hereto.

16. Limitations of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER, DIRECTLY OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), INDIRECT, PUNITIVE OR SPECIAL DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

17. Arbitration. Any dispute or disagreement arising between the parties in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted for arbitration to J.A.M.S./ENDISPUTE, in Hartford, Connecticut, in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides. Each party shall bear the cost of preparing and presenting its case. The parties agree that the arbitrator(s) shall have no power or authority

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to make awards or issue orders of any kind except as expressly permitted by this
Agreement, and in no event shall the arbitrator(s) have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator(s) shall follow the plain meaning of the relevant documents, and shall be final and binding upon the parties. The award may be confirmed and enforced in any court of competent jurisdiction.

18. Independent Contractor Status and Agency. It is expressly understood and agreed that RDI shall at all times hereunder be an independent contractor of STC. As such, RDI shall have no responsibilities for withholding any taxes on behalf of RDI or its employees. RDI shall have no authority to bind STC contractually in any way, except as expressly authorized in writing by an officer of STC.

19. Change of Control. In the event STC enters into an agreement or series of related agreements that result in a Change of Control, as that term is defined herein, the party acquiring control of STC shall have the right to terminate this Agreement for convenience, which shall mean for reason other than pursuant to Section 8(a) hereof. As of the effective date of such a Change of Control, one-half of the maximum number of warrants that would have been issuable to RDI prospectively, from and after the date of such Change of Control, shall be issued to RDI. In that following a Change of Control the party acquiring control of STC elects to terminate this Agreement for convenience, then as of the effective date of such termination the maximum number of warrants that would have been issuable to RDI prospectively, from and after the effective date of such termination, shall be issued to RDI. As used herein, the term Change of Control shall mean either the acquisition of more than 50% of the voting control of STC by any person or entity or the acquisition of all or substantially all of the assets of STC by any person or entity.

20.      General.

(a) This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

 (b) In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recovery of its reasonable legal fees and expenses.

(c) The waiver of any provision of this Agreement shall not be construed as a continuing waiver of such breach or of other breaches of the same or of other provisions hereof.

(d) The section headings of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whether defined terms are stated in the singular or plural shall not affect their construction as defined terms.

(e) All payment obligations, provisions relating to limitations of liability, post-termination obligations and any other provisions that by sense and context are intended to survive the termination of this Agreement shall so remain in effect after the termination hereof until the

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running of the applicable statute of limitations. Notwithstanding the foregoing, the restrictive covenant provisions contained herein shall survive for only (1) year following the termination of this Agreement.

(f) Each party represents that it has full power and authority to enter into and perform this Agreement and knows of no impediment to its performance, including, without limitation, any required third-party consent or waiver, to permit or enable it to perform its obligations hereunder.

(g) In the event that this Agreement is not fully executed and delivered by April 30, 1999, then it shall be of no force or effect.

The parties acknowledge that they have each read this Agreement in its entirety, understand it and agree to be bound by its terms and conditions.



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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.

RETAIL DISTRIBUTORS, INC.


By: /s/  Ray J. Wysocki
    Its:  President

SHARED TECHNOLOGIES CELLULAR, INC.


By: /s/  Vincent DiVincenzo
    Its: CFO


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Execution by Restricted Individuals.

The undersigned hereby execute this Agreement in their capacities as individuals solely with respect to, acknowledging their obligations under, and agreeing to be bound by Section 5, 6 and 7 of this Agreement, as of the date hereof.


/s/ Ray J. Wysocki
Ray J. Wysocki


/s/  Victor Grillo, Sr.
Victor Grillo, Sr.


/s/  Christine McCartney
Christine McCartney
















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                                    EXHIBIT A

                                [ATTACH WARRANT]


























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                                    EXHIBIT A

           THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS
                   EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
                 TRANSFER SET FORTH IN SECTION 3 OF THIS WARRANT



Warrant No. RDI-___                                     No. of Shares __________
                                                         (subject to adjustment)

Date of Issuance: __________________


                       SHARED TECHNOLOGIES CELLULAR, INC.

                          Common Stock Purchase Warrant

 (Void after 5:00 p.m. Eastern time on [insert three years from issuance date])

         SHARED TECHNOLOGIES CELLULAR, INC. (the "Company"), for value received, hereby certifies that RETAIL DISTRIBUTORS, INC., or its registered assigns (the "Registered Holder"), are entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time on or after [INSERT DATE OF ISSUANCE] and on or before [INSERT THIRD ANNIVERSARY OF DATE OF ISSUANCE](the "Exercise Period") at not later than 5:00 p.m. (Eastern time),
[    ] SHARES of Common Stock, $0.01 par value per share, of the Company
("Common Stock") (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization affecting such Common Stock), at a purchase price per share of
[    ]. The number of shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Stock" and the "Purchase Price," respectively.

         1. Exercise. The purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant (with the purchase form attached hereto as Exhibit 1 duly executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the then applicable Purchase Price multiplied by the number of shares then being purchased. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, the Company shall promptly instruct the transfer agent of its Common Stock to issue to the holder hereof certificate(s) for the shares of stock so purchased shall and, unless this Warrant has been fully exercised or expired, the Company shall issue to the holder hereof as soon as practicable, but in any event within thirty (30) days of the exercise date, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised.

         2. Anti-Dilution Provisions.

         (1) Adjustment for Recapitalization. If outstanding shares of the Company's Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing
(i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

         (2) Adjustment for Reorganization, Consolidation, Merger, Etc. If there shall occur any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or cash or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder of this Warrant such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or cash or property thereafter deliverable upon the exercise of this Warrant. If any such capital reorganization, reclassification, consolidation, merger or sale results in a cash distribution in excess of the Purchase Price provided by this Warrant, the Registered Holder may, at the Registered Holder's option, exercise this Warrant without making payment of the Purchase Price, and in such case the Company shall, upon distribution to the Registered Holder, consider the Purchase Price to have been paid in full, and in making settlement to the Registered Holder, shall deduct an amount equal to the Purchase Price from the amount payable to the Registered Holder.

         (3) Liquidation, Dissolution, Etc. If the Company shall, other than as provided in Section 2(b) above, dissolve, liquidate or wind up its affairs, the Registered Holder shall thereafter have the right to receive upon proper exercise of this Warrant, in lieu of the shares of Common Stock that the Registered Holder otherwise would have been entitled to receive, the same kind and amount of securities or assets as would have been issued, distributed or paid to the Registered Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock of the Company had the Registered Holder been the Registered Holder of record of such shares of Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution, provided that the Registered Holder shall have exercised this Warrant within thirty (30) days of notice from the Company of such dissolution, liquidation or winding up.

         3. Limitation on Sales, etc. Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the "Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (a) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable Blue Sky or state securities law then in effect, or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

         Notwithstanding the foregoing, the Registered Holder may require the Company to issue a certificate representing the Warrant Stock without a legend in substitution for a legended certificate representing the Warrant Stock if either (i) such Warrant Stock has been registered for resale under the Act or
(ii) the Registered Holder has received an opinion of counsel reasonably satisfactory to the Company that such registration is not required with respect to such Warrant Stock.

         4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

         5. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

         6. Registration Rights. The Company acknowledges and agrees that, pursuant to a Registration Rights Agreement dated as of March __, 1999, between the Company and the Registered Holder, the Registered Holder has certain registration rights with respect to the Warrant Stock.

         7. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

         8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

         9. Transfers, etc.

         (1) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

         (2) Subject to the provisions of Section 3 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit 2 hereto) at the principal office of the Company.

         (3) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

         10. Mailing of Notices, etc. All notices and other communications from the Company to the Registered Holder of this Warrant shall be mailed by first-class certified or registered mail, postage or charges prepaid, to the address furnished to the Company in writing by the last Registered Holder of this Warrant who shall have furnished an address to the Company in writing. All notices and other communications from the Registered Holder of this Warrant or in connection herewith to the Company shall be mailed by first-class certified or registered mail or by reputable overnight courier, postage or charges prepaid, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder of this Warrant and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.

         11. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

         12. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

         13. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

         14. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict-of-laws principles that would require the application of the laws of another jurisdiction.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued by its duly authorized officers as of the date hereof.


[Corporate Seal]                              SHARED TECHNOLOGIES CELLULAR, INC.



                                              By:   ______________________
                                                    Vincent DiVincenzo
                                                    Senior Vice President
                                                    100 Great Meadow Road
                                                    Suite 104
                                                    Wethersfield, CT  06109

ATTEST:

-----------------
Kenneth M. Dorros
Secretary

                                    EXHIBIT 1



                                  PURCHASE FORM


To:                                                           Dated:


         The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to exercise the Warrant and to purchase _____ shares of the Common Stock covered by such Warrant and herewith makes payment of $________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

                                        Signature____________________________

                                        Address:_____________________________

                                    EXHIBIT 2



                                 ASSIGNMENT FORM

         FOR VALUE RECEIVED, _____________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. _____) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee           Address                   No. of Shares



The undersigned hereby irrevocably constitutes and appoints __________________, attorney in fact, to transfer same on the books of the Company with full power of substitution.




Dated:   _____________     Signature        ____________________________

                                            ____________________________

                              Witness       _____________________________